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                                                                    EXHIBIT 4.14

         LOAN AGREEMENT entered into in Montreal as of March 28, 2002.

BETWEEN: DRAXIS PHARMA INC., a corporation having an office at 16751 Trans-Canada, Kirkland, Quebec, H9H 4J4

                      (the "Borrower")

AND: Investissement Quebec, a legal person having an office at 393 St-Jacques Street, Suite 500, Montreal, Quebec, H2Y 1N9

                      (the "Lender")

WITH THE              DRAXIS HEALTH INC. a corporation having an office at
INTERVENTION OF:      6870 Goreway Drive, Mississauga, Ontario, L4V 1P1

                      ("DHI")

         WHEREAS the Borrower has requested that the Lender make available to the Borrower a term loan in a maximum principal amount of $4,800,000 for the implementation of the Capital Plan; and

         WHEREAS the Lender has agreed to make such a loan facility available to the Borrower as provided for in the letter of intent of the Lender dated January 23, 2002 and accepted by the Borrower on January 28, 2002 and in accordance with the dispositions of the Programme sur le Fonds pour l'accroissement de l'investissement prive et la relance de l'emploi ("FAIRE").

         NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS :

1.       INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless the context otherwise requires,

         1.1.1 "Business Day" means a day on which the Lender is open for business in the Province of Quebec;

         1.1.2 "Capital Plan" means the capital plan of the Borrower annexed as Schedule 1.1.2, prepared by the Borrower and ratified on March 28, 2002, as amended from time to time in accordance with the Shareholders' Agreement;

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         1.1.3    "Current Ratio" means the Borrower's short term non-financial assets (limited for this purpose to its accounts receivable, inventory and prepaid expenses) divided by its short term non-financial liabilities (limited for this purpose to accounts payable);

         1.1.4 "Disbursement Certificate" has the meaning ascribed to such Term in section 3.1.10;

         1.1.5 "Eligible Capital Expenditures" means capital expenditures incurred by the Borrower for a maximum of $19,339,000 from August 1, 2001 to July 31, 2004;

         1.1.6 "Equipment" means the production/packaging equipment or assets financed by the Term Credit in accordance with the Capital Plan, including the lyo unit;

         1.1.7    "Event of Default" has the meaning ascribed to such term in
                  Section 9.1;

         1.1.8 "Hazardous Substances" means the hazardous substances described in Section 7.11.2 of this Agreement;

         1.1.9 "Indebtedness" means, at any time, the aggregate outstanding amounts in Principal of the Indebtedness, interest, fees and accessories owed by the Borrower pursuant to this Agreement; "Principal of the Indebtedness" means the aggregate amounts of the advances made by the Lender hereunder;

         1.1.10 "Intellectual Property Rights" means the intellectual property rights described in Section 7.9 of this Agreement;

         1.1.11 "Long Term Debt" means the Borrowers's outstanding interest-bearing long term debt (but expressly excludes for this purpose loans and advances from shareholders);

         1.1.12 "Maturity Date" shall mean March 28, 2008, or such later date as the Lender may agree;

         1.1.13 "Prime Rate" means the simple average of the annual rates of interest announced from time to time by each of the Royal Bank of Canada, the Toronto Dominion Bank, the National Bank of Canada, the Canadian Imperial Bank of Commerce, the Laurentian Bank of Canada and The Bank of Nova Scotia as their reference rate then in effect for determining interest rates on Canadian dollar commercial loans made in Canada;

         1.1.14   "Security" means any and all security mentioned in Section
                  3.1.1 and 3.1.2 of this Agreement; "Security Agreements" means all agreements and documents evidencing the Security or made in relation thereto;

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         1.1.15   "Shareholders' Agreement" means the amended and restated
                  unanimous shareholders' agreement entered into as of the date hereof among DHI, SGF Sante Inc., the Borrower, Dwight Gorham, Mohammed Barkat and Michel Sauvageau;

         1.1.16 "Shareholders' Equity" means the Borrower's common stock, retained earnings (deficit), loans and advances from shareholders; and

         1.1.17 "Term Credit" means the credit described in Section 2.1 of this Agreement.

1.2      ACCOUNTING TERMS AND EXPRESSIONS

         Unless otherwise provided, the accounting terms and expressions shall have the meaning assigned to them under generally accepted accounting principles in Canada and calculations shall be made according to the same principles.

1.3      HEADINGS

         The headings have been inserted for convenience only, and do not affect in any way the interpretation of this Agreement.

1.4      APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

2.       THE CREDIT

2.1      THE TERM CREDIT

         Subject to the provisions of this Agreement, the Lender makes available to the Borrower a term credit in the principal maximum amount of $4,800,000 (the "Term Credit").

2.2      AVAILABILITY OF THE CREDITS

         The Term Credit shall not revolve and shall be disbursed in quarterly instalments up to a maximum aggregate amount of $4,800,000 which represents 24,8% of the Eligible Capital Expenditures.

2.3      PURPOSE OF THE TERM CREDIT

         The Borrower shall use the Term Credit to implement the Capital Plan.

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3.       CONDITIONS PRECEDENT

3.1      CONDITIONS PRIOR TO THE FIRST DISBURSEMENT

         Prior to the first disbursement of the Term Credit:

         3.1.1 the Borrower shall have provided the Lender with a hypothec on the universality of its property, which hypothec (i) shall be first-ranking with respect to the Equipment and (ii) shall rank behind existing security granted in favour of National Bank of Canada with respect to all other property;

         3.1.2 DHI shall have executed a guarantee agreement with respect to the obligations of the Borrower under the Term Credit up to a maximum amount of $4,800,000;

         3.1.3 the Borrower shall have entered into a loan agreement with DHI and SGF Sante Inc. providing for loans and credits in the amount of $9,139,335;

         3.1.4 DHI and SGF Sante Inc. shall have entered into a subscription agreement providing for subscription of additional common shares of the Borrower for an amount of not less than $6,286,000 in the aggregate;

         3.1.5 the Borrower shall have obtained such consents and waivers from DHI and National Bank of Canada as may be required by the Lender, including an assignment of rank with respect to the hypothec on the Equipment;

         3.1.6 the Borrower shall have obtained such intercreditor agreements as the Lender may reasonably require;

         3.1.7 the Lender shall have obtained a satisfactory quarterly external auditors' certificate establishing the Eligible Capital Expenditures;

         3.1.8 the Borrower shall provide the Lender with a certificate of a senior officer attesting that no Event of Default has occurred and is continuing;

         3.1.9 the Lender shall have obtained an opinion of counsel to the Borrower on terms and conditions satisfactory to the Lender; and

         3.1.10 the Borrower shall provide the Lender with a certificate containing a complete description of the assets being Eligible Capital Expenditures and which are to be financed through the proceeds of the first disbursement, and an acknowledgement by National Bank of Canada that, with respect to such assets, the Security shall have prior ranking on any security held by National Bank of Canada, the whole substantially in the form of Schedule 3.1.10 (a "Disbursement Certificate").

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3.2      CONDITIONS PRIOR TO THE OTHER DISBURSEMENTS

         Prior to the other disbursements of the Term Credit:

         3.2.1 the Lender shall have obtained a satisfactory quarterly external auditors' certificate establishing the Eligible Capital Expenditures; and

         3.2.2 the Borrower shall provide the Lender with a Disbursement Certificate with respect to the assets being Eligible Capital Expenditures which are to be financed through the proceeds of such disbursement.

3.3      BENEFIT OF THE FOREGOING SECTIONS

         The provisions of Section 3.1 are for the sole benefit of the Lender and the Lender may waive any of its rights thereunder.

4.       INTEREST AND COMMITMENT FEE

4.1      INTEREST RATE

         The Principal of the Indebtedness owed under the Term Credit shall bear interest, before and after maturity, at the Prime Rate in effect from time to time, plus 2.50%.

4.2      INTEREST ACCRUAL AND PAYMENT

         4.2.1 Interest on the Term Credit shall accrue on a daily basis and shall be paid monthly; and

         4.2.2 Any amount which is not paid when due shall bear interest at the rate set forth in section 4.1 and such interest on arrears is payable on demand.

4.3      CALCULATION OF RATES

         4.3.1 Any rate of interest under this Agreement is calculated daily on the basis of a 365-day year; and

         4.3.2 For the purposes of the INTEREST ACT (Canada), in the case of a leap year, the annual rate to which a rate calculated on the basis of 365 days is equivalent, is equal to the rate so calculated multiplied by 366 and divided by 365.

4.4      COMMITMENT FEE

         Upon the execution of this Agreement, the Borrower shall pay to the Lender an amount of $12,000 representing the second half of the commitment fee in the total amount of $24,000, the first half of such fee having already been paid to the Lender on January 28, 2002.

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5.       REPAYMENTS

5.1      MANDATORY PAYMENTS

         5.1.1 From and on the first day following the second anniversary date of the first disbursement made under this Agreement, until the Maturity Date, the Principal of the Indebtedness under the Term Credit is repayable in sixteen (16) equal and consecutive quarterly payments;

         5.1.2 The balance of Indebtedness is repayable in full on the Maturity Date; and

         5.1.3 The Indebtedness shall also be repayable immediately upon the Lender demanding payment of same further to the occurrence of an Event of Default.

5.2      OPTIONAL PAYMENTS

         The Principal of the Indebtedness may be repaid by the Borrower at any time in whole or in part without penalty. However, all unpaid and accrued interest must first be paid in full before any principal may be repaid.

6.       PLACE OF PAYMENT

         Any payment shall be made to the Lender at its address indicated on the first page of this Agreement, or at any other place notified by the Lender to the Borrower.

7.       REPRESENTATIONS

         The Borrower represents that and will represent that said representations continue to be true before each disbursement of the Term Credit:

7.1      POWERS

         The Borrower (i) is a corporation duly incorporated, organised and validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is licensed, authorised and qualified to carry on the business in all jurisdictions where, by virtue of the nature of its business or the vocation or character of its assets, such licensing, authorisation or qualification is necessary; (iii) the only jurisdiction in which the Borrower has a permanent establishment or owns assets is in the province of Quebec; and (iv) has taken all corporate action necessary, in accordance with the law of its jurisdiction and its by-laws and regulations, to authorise the execution and delivery of this Agreement and the performance of its obligations hereunder.

7.2      DEFAULTS

         It is not in default under any contract to which it is party or under the laws and regulations applicable to its business or under any decree, order or under permits


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         or certificates or licenses issued to it under the laws and regulation applicable to its business, except for a default, if any, which could not materially and adversely affect its financial situation, its ability to carry on its business or its ability to fulfil its obligations under this Agreement. The entering into this Agreement will not create such default, and there is no motive which could lead to the suspension or cancellation of the above mentioned permits, certificates and licenses.

7.3      DISPUTES

         There is no litigation or legal proceedings pending or threatened against the Borrower which could materially and adversely affect its financial situation, its ability to carry on its business or its ability to fulfil its obligations under this Agreement.

7.4      PROPERTY

         The Borrower owns all of its assets by good and valid title, free and clear of all hypothecs, security interests, liens and other encumbrances of any kind, except for the hypothecs and other changes granted in favour of National Bank of Canada, DHI and SGF Sante Inc. as more fully described in Schedule 7.4 and does not own any assets other than those set forth in the financial projections dated January 31, 2002 which have been provided to the Lender.

7.5      SUBSIDIARIES

         The Borrower at the date hereof has no subsidiary, as such term is defined in the COMPANIES ACT (Quebec), nor any other interest of any kind in any corporate body, partnership, joint venture, association or other entity of any nature.

7.6      INSURANCE

         The Borrower is insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. Such insurance policies are sufficient for compliance with all laws and contracts to which the Borrower is a party or by which it is otherwise bound.

7.7      TAXES

         7.7.1 All tax returns required to be filled by or on behalf of the Borrower and any election forms in this connection have been accurately prepared, duly executed and filed within the prescribed period (save and except for the tax returns for the year ended December 31, 1998 which were filed on January 12,
                  2000). To the best of the knowledge of the Borrower, all information provided in such tax returns pertaining to the Borrower is true, complete and accurate, all taxes attributable to the Borrower that were due and payable have been paid and adequate provision has been made on the


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                  books of the Borrower for all taxes payable for the current year for which tax returns are not yet required to be filed.

         7.7.2 The Borrower has not received any notice of assessment of additional taxes or any other claim or notice of any nature whatsoever that any tax or additional tax is due which has not been paid or otherwise finally settled or satisfied. There are no actions, suits, proceedings, investigations or claims pending or, to the best of the knowledge of the Borrower, threatened in respect of any taxes, nor are there any matters under discussion with any governmental authority relating to any taxes asserted by any such authority. No waiver of any statute of limitations as to any tax return with respect to any taxation year, has been executed by the Borrower. There are no encumbrances for taxes on the assets of the Borrower, except for encumbrances for taxes not yet due.

         7.7.3 The Borrower has withheld from its employees, officers, directors, customers and any other applicable payees (and timely paid to the appropriate governmental authority) proper and accurate amounts in compliance with all tax withholding and has remitted such withheld amounts within the prescribed periods to the appropriate governmental authority. The Borrower has remitted all pension plan contributions, unemployment insurance premiums, employee health taxes and the equivalent in applicable jurisdictions and other taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper governmental authority within the time required by applicable law. the Borrower has charged, collected and remitted on a timely basis all taxes required by applicable law on any sale, supply or delivery whatsoever made by the Borrower.

7.8      LABOUR DISPUTE

         To the best knowledge of the Borrower, there is no pending or threatened labour dispute grievance, strike or work stoppage.

7.9      INTELLECTUAL PROPERTY

         The Borrower owns or is licensed or otherwise has the right to use in the manner that the same are now being used all intellectual property rights necessary or useful to enable it to operate its business, develop, manufacture or have manufactured, market and sell its products in conformity with all applicable laws and in total respect of the rights of third parties, if any, including patents, trade marks, industrial drawings, industrial designs, copyrights, trade names, know-how, trade secrets and secret processes (the "Intellectual Property Rights"), and the Borrower has not granted any license, permit or right to use its Intellectual Property Rights. The Borrower has no knowledge of any material infringement of, material passing-off related to, or other material interference with the Intellectual Property Rights by third parties or any claim by any person that any of the

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         Intellectual Property Rights are, or may be, invalid or unenforceable.
         The Borrower is not a party to nay claim, or subject to any liability, contingent or otherwise, for trademark, trade name, industrial design, patent or copyright infringements as to any product manufactured, produced, used or sold by the Borrower, either as plaintiff or as defendant or any other claim or liability relating to Intellectual Property Rights owned or licensed by the Borrower. The Borrower has not infringed or misappropriated the rights and third parties with respect to the Intellectual Property Rights.

7.10     PENSION PLANS

         The Borrower does maintain or contribute to plans that provide retirement or health benefits for its employee and the Borrower has performed all of the material obligations provided in said plans in accordance with the terms thereunder and in accordance with all statutes, rules or regulations applicable to such plans.

7.11     ENVIRONMENTAL PROTECTION

         7.11.1 Except as disclosed in Schedule 7.11, the assets and the operation of the business of the Borrower are and have been during the past two years in compliance with all environmental laws of each jurisdiction in which it carries on business. The Borrower has obtained and is in compliance with all permits, licenses, certificates, authorisations, approvals, consents and registrations issued or granted pursuant to environmental laws and required for the assets and the operation of its business.

         7.11.2 There is no claim, suit, action, written notice of non-compliance, administrative order or other proceeding, outstanding or pending or threatened against the Borrower, nor is there, to the best of the knowledge of the Borrower, any pending investigation in respect of its business or assets pursuant to any environmental laws. Except as disclosed in
                  Schedule 7.11, the Borrower is not responsible for any clean-up, corrective or remedial action in respect of the business or the assets pursuant to any environmental law. Except as disclosed in Schedule 7.11, the operations of the Borrower have not, in the past two years caused, and the Borrower has not permitted to occur, the release, emission, deposit, issuance, disposal or discharge of any contaminant, pollutant, waste, hazardous waste, hazardous material, dangerous goods, toxic substances, prescribed substances (as these terms are defined pursuant to environmental laws) ("Hazardous Substances") nor are any Hazardous Substances present in, on or under the assets or on the Assets owned by the Borrower nor were any Hazardous Substance present in, on or under 7.11.3 at the time of its acquisition by the Borrower, all Hazardous Substances have at all times been stored, handled, treated and eliminated in compliance with environmental laws in the operation of its business by the Borrower. Except as disclosed in Schedule 7.11, the assets owned by


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                  the Borrower do not contain any polychlorinated biphenyls, asbestos, or urea formaldehyde foam insulation or any Hazardous Substances, nor do they contain or have they contained any underground storage tanks, nor have they been used by the Borrower as a waste site.

7.11.3 Except as disclosed on Schedule 7.11, the Borrower has not conducted and is not aware of any environmental or occupational health and safety evaluations, assessments, audits, studies or tests with respect to its assets or business.

8.       COVENANTS OF THE BORROWER

8.1      FINANCIAL STATEMENTS AND OTHER INFORMATION

         The Borrower shall deliver to the Lender:

         8.1.1 as soon as available and, in any event, within 140 days after the end of each fiscal year, audited annual financial statements of the Borrower and DHI; and

         8.1.2 within 90 days after the beginning of each fiscal year, annual financial forecasts of the Borrower together with the underlying working assumptions.

8.2      LONG TERM DEBT TO SHAREHOLDERS' EQUITY

         The Borrower shall maintain, at all times, a ratio of Long Term Debt to Shareholders' Equity of not more than 2.50 to 1.00.

8.3      CURRENT RATIO

         The Borrower shall maintain at all times, a Current Ratio of not less than 1.30 to 1.00.

8.4      DIVIDENDS AND DISTRIBUTIONS

         Otherwise than in accordance with the Equity Participation Plan of the Borrower dated February 18, 2000, as such may be amended from time to time (the "Equity Participation Plan") the Borrower shall not purchase or redeem any of its shares, declare or pay dividends or make any other distribution to its shareholders, except with the prior written consent of the Lender.

8.5      LOAN

         The Borrower shall not grant loans or advances to its shareholders, otherwise than in the ordinary course of business and in accordance with the Equity Participation Plan.

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8.6      ADVANCES BY SHAREHOLDERS

         Except as provided in the loan agreement mentioned in paragraph 3.1.3 of this Agreement, the Borrower shall not reimburse any loans or advances made to it by its shareholders.

8.7      NON-ARM'S LENGTH TRANSACTIONS

         The Borrower covenants that all dealings among the Borrower and its affiliates shall be on market terms and conditions and that the Borrower shall not enter into transactions with its affiliates that are detrimental to the Borrower.

9.       DEFAULTS

9.1      EVENTS OF DEFAULT

         Each of the following events is an event of default if it is not remedied within a delay of 30 Business Days following receipt by the Borrower of a written notice to that effect, except for the event mentioned in paragraph 9.1.4 which is immediately an event of default ("Event of Default"):

         9.1.1 if the Borrower fails to pay when due the whole or any part of the Principal of the Indebtedness;

         9.1.2 if the Borrower fails to pay any other amount payable to the Lender pursuant to this Agreement or otherwise;

         9.1.3 if the Borrower is in default under any other agreement for the borrowing of money and such default is not cured or waived by the Lender;

         9.1.4 if the Borrower becomes insolvent or bankrupt or subject to any insolvency or bankruptcy law or if it ceases to carry on its business;

         9.1.5 if the assets of the Borrower, or any substantial part thereof, are seized (except if such seizure is contested in good faith within ten days and for so long as such contestation lasts), or are subject to an hypothecary recourse by a creditor, or are placed under sequestration, receivership or guardianship, or if a liquidator is appointed in respect of the Borrower;

         9.1.6 if the Borrower amalgamates or merges with another corporation without the prior written consent of the Lender, or initiates proceedings for its corporate dissolution or winding-up;

         9.1.7 if any of the representations made by the Borrower in this Agreement or if a document supplied by the Borrower in connection or in execution to this Agreement proves to be erroneous or inaccurate in any material adverse respect; and

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         9.1.8    if the Borrower otherwise fails to fulfil any of its
                  obligations or undertakings under this Agreement or any of the Security Agreements.

9.2      REMEDIES

         Upon the occurrence of an Event of Default, the Lender may:

         9.2.1 upon giving a notice to the Borrower, terminate the right of the Borrower to use the Term Credit, demand immediate payment of the whole or part of the Indebtedness and same shall become payable immediately; and

         9.2.2    exercise all its legal rights and remedies.

10.      MISCELLANEOUS

10.1     BOOKS AND ACCOUNTS

         The Lender may keep books and accounts evidencing the Indebtedness and the transactions made pursuant to this Agreement. Such books and accounts shall, in the absence of manifest error, be deemed to represent accurately the Indebtedness and these transactions.

10.2     UNASSIGNABILITY

         The Borrower may not assign its rights or the amounts to be received under this Agreement.

10.3     EXPENSES

         The Borrower shall pay all reasonable expenses incurred by the Lender in connection with this Agreement and the Security Agreements and the exercise of the rights resulting therefrom, including fees and expenses of counsel to the Lender.

10.4     NO WAIVER

         The failure of the Lender to exercise any of its rights shall not constitute a waiver to exercise such right in the future.

10.5     NON-BUSINESS DAY

         If a payment must be made on a day which is not a Business Day, this payment may be made on the following Business Day.

10.6     PREVIOUS AGREEMENTS

         This Agreement supersedes and cancels any previous agreement in connection with the Term Credit.

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10.7     SEVERABILITY

         In the event that any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

11.      NOTICES

11.1     FORWARDING

         Unless indicated otherwise, any notice that a party must give to the other shall be in writing, and shall be either delivered, or forwarded by registered mail or transmitted by telecopier, at the following address or at any other address which may be notified by a party to the other in accordance with this Article 11:

         IN THE CASE OF THE BORROWER:

         DRAXIS PHARMA INC.
         16751 Trans-Canada,
         Kirkland, Quebec
         H9H 4J4

         Attention: President
         Fax: (514) 694-3841

         WITH A COPY TO:

         SGF SANTE INC.
         c/o Societe generale de financement du Quebec
         600, de la Gauchetiere Street,
         Suite 1700
         Montreal, Quebec
         H3B 4L8

         Attention: The Secretary
         Fax: (514) 395-8055


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         IN THE CASE OF THE LENDER:

         INVESTISSEMENT QUEBEC,
         393 St-Jacques Street
         Suite 500
         Montreal, Quebec,
         H2Y 1N9

         Attention: Secretaire general
         Fax: (514) 873-9917

         IN THE CASE OF DHI:

         DRAXIS HEALTH INC.
         6870 Goreway Drive, 2nd Floor
         Mississauga, Ontario
         L4V 1P1

         Attention: The Secretary
         Fax: (905) 677-5494

11.2     RECEIPT

         Any such notice shall be deemed to have been received by its addressee at the time of its delivery, if delivered, or the third Business Day following its mailing, if it is forwarded by registered mail, or, when transmitted by telecopier, on the Business Day following the actual receipt thereof. If mail or telecopier services are interrupted by a strike, slowdown, force majeure, or any other cause, the party giving the notice shall use service which is not interrupted or it shall deliver the notice in question, the whole in a manner to ensure the receipt of the notice by the party to whom it is sent.


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         AND THE PARTIES HAVE SIGNED AT THE PLACE AND AT THE DATE SET FORTH ON
THE FIRST PAGE OF THIS AGREEMENT.

                                  DRAXIS PHARMA INC.


                                  Per: /s/ Douglas M. Parker
                                       -----------------------------------------
                                       Douglas M. Parker
                                       Secretary
                                       Investissement Quebec

                                  Per: /s/ Tai LeMinh
                                       -----------------------------------------
                                       Tai LeMinh
                                       Directeur, Montages Financiers


                                  DRAXIS HEALTH INC.

                                  Per: /s/ Jim A.H. Garner
                                       -----------------------------------------
                                       Jim A.H. Garner
                                       Senior Vice-President, Finance and
                                       Chief Financial Officer